Exhibit 8.1

THE WARNER	AUSTIN
1299 PENNSYLVANIA AVE., NW	BAKU DALLAS
WASHINGTON, D.C.	HOUSTON
20004-2400	LONDON
202.639.7700	MOSCOW
FAX 202.639.7890	NEW YORK
RIYADH
WASHINGTON

May 3, 2005

Liberty Media International, Inc.
12300 Liberty Boulevard
Englewood, CO 80112

Ladies and Gentlemen:

     Reference is made to the Registration Statement of Liberty Global, Inc., a Delaware corporation (“HoldCo”), on Form S-4 (the “Registration Statement”), filed as of the date hereof with the Securities and Exchange Commission (“SEC”), including the joint proxy statement/prospectus dated May 3, 2005 of Liberty Media International, Inc., a Delaware corporation (“LMI”), and UnitedGlobalCom, Inc., a Delaware corporation (“UGC”), which forms a part thereof (the “Joint Proxy Statement/Prospectus”) relating to the merger of Cheetah Acquisition Corp., a Delaware corporation (“LMI Merger Sub”), with and into LMI (the “LMI Merger”) and the merger of Tiger Global Acquisition Corp., a Delaware corporation (“UGC Merger Sub”), with and into UGC (the “UGC Merger,” and collectively with the LMI Merger, the “Mergers”). We are acting as counsel to LMI in connection with the LMI Merger and have participated in the preparation of the discussion set forth in the Joint Proxy Statement/Prospectus under the heading “Material United States Federal Income Tax Consequences of the Mergers—U.S. Federal Income Tax Consequences of the LMI Merger” (the “Discussion”).

     In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Agreement and Plan of Merger, dated as of January 17, 2005, among HoldCo, LMI, UGC, LMI Merger Sub, and UGC Merger Sub (the “Merger Agreement”), (ii) the Joint Proxy Statement/Prospectus, (iii) the Voting Agreement, dated as of January 17, 2005, between John C. Malone and UGC, (iv) the Restated Certificate of Incorporation of HoldCo, which will be in effect on the closing date of the Mergers, and (v) information provided to us by LMI. In addition, we assume that the Mergers will be consummated strictly in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus.

     Subject to the assumptions set forth herein and the qualifications, assumptions and limitations referenced in the Discussion, the Discussion is our opinion with respect to the U.S. federal income tax consequences of the LMI Merger that are expected to be material to “U.S. holders” and “non-U.S. holders” (each as defined in the Joint Proxy Statement/Prospectus under the heading “Material United States Federal Income Tax Consequences of the Mergers”) of LMI common stock. We note that our opinion is, as described in the Discussion, premised upon the provision by us of an opinion anticipated to be delivered at the closing of the LMI Merger (the form of which opinion is being filed as Exhibit 8.2 to the Registration Statement) and the accuracy of the representations, covenants and assumptions upon which such closing date opinion will be based. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion. We express no other opinion as to the United States federal, state, local, foreign, or other tax consequences of the Mergers.

     As indicated in the Discussion, our opinion is not binding upon the Internal Revenue Service (the “IRS”) or a court and will not preclude the IRS or a court from adopting a contrary position.

     This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Merger Agreement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the SEC thereunder.

Sincerely,

/s/ BAKER BOTTS L.L.P. BAKER BOTTS L.L.P.